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                       CONSENT OF INDEPENDENT AUDITORS


The Plan Administrative Committee and Plan Participants
USF&G Capital Accumulation Plan:

We consent to incorporation by reference in the registration statement
(No. 333-50941) on Form S-8 of The St. Paul Companies, Inc. of our report dated June 18, 1999, relating to the statement of net assets available for benefits of the USF&G Capital Accumulation Plan as of December 31, 1998, and the related statement of changes in net assets available for benefits and related supplemental schedules for the year then ended which report appears elsewhere in this December 31, 1998 annual report on Form 11-K of the USF&G Capital Accumulation Plan.


                                           /s/ KPMG PEAT MARWICK LLP
                                           -------------------------
                                               KPMG PEAT MARWICK LLP

Minneapolis, Minnesota
June 28, 1999